UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2014

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. Bonuses Payable to Named Executive Officers for the 2013 Fiscal Year. On March 4, 2014, the Board of Directors (the “Board”) of Zogenix, Inc. (the “Company”) approved the cash bonus payment for the 2013 fiscal year to be paid to the Company’s Chief Executive Officer. On March 3, 2014, the Compensation Committee of the Board (the “Compensation Committee”) approved the cash bonus payments for the 2013 fiscal year for the Company’s other named executive officers.

Pursuant to the Company’s Annual Incentive Plan (the “Plan”), each named executive officer is eligible for a performance bonus based upon the achievement of certain corporate performance goals approved by the Board and, with respect to the named executive officers other than the Company’s Chief Executive Officer, individual performance objectives. Under the Plan, the target levels for executive bonuses for the 2013 fiscal year were as follows: 50% of base salary (100% of which was based on corporate goals) for Roger L. Hawley, the Company’s Chief Executive Officer, and 45% of base salary (90% of which was based on corporate goals and 10% of which was based on individual performance) for each of Stephen J. Farr, Ph.D., the Company’s President, Ann D. Rhoads, the Company’s Executive Vice President and Chief Financial Officer, and Richard S. Shively, the Company’s Executive Vice President and Chief Commercial Officer. Cynthia Y. Robinson, the Company’s Former Chief Development Officer, was eligible for a target bonus of $75,000 pursuant to the terms of her employment transition agreement effective as of November 1, 2013. The bonuses to be paid to the named executive officers are as follows:

Name	Title	Bonus
Roger L. Hawley	Chief Executive Officer	$210,000
Stephen J. Farr, Ph.D.	President	$160,000
Ann D. Rhoads	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	$137,213
Richard S. Shively	Executive Vice President, Chief Commercial Officer	$137,183
Cynthia Y. Robinson	Former Chief Development Officer	$75,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: March 7, 2014	By:	/s/ Ann D. Rhoads
	Name:	Name: Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary